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Exhibit 10.14


                                BALLY GAMING INC.
                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT (this "Agreement") is made as of the ____ day of _________, 2001, by and between BALLY GAMING INC., a Nevada corporation with offices at 6601 South Bermuda Road, Las Vegas, Nevada 89119 ("Licensor or Bally") and MULTIMEDIA GAMES, INC., a Texas corporation, with offices at 8900 Shoal Creek Blvd., Suite 300, Austin, TX 78757. ("Licensee or MGAM"). Licensor and Licensee may be referred to individually as a "Party" and collectively as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, Licensor owns or licenses the rights in the game themes set forth on Exhibit "A" attached hereto and made a part hereof, as supplemented by the Parties from time to time. The game themes listed on Exhibit "A" consist of the game play, graphical artwork and/or video images, and audio features for each game theme listed on Exhibit A, including without limitation all gaming device trademarks, logos and other intellectual property associated therewith (the "Bally Games");

         WHEREAS, Licensee manufactures a gaming system and certain types of equipment that may be associated with the Bally Games;

         WHEREAS, Licensor is engaged in the business of manufacturing, distributing and selling gaming devices; and

         WHEREAS, Licensee desires to license the Bally Games and/or purchase certain equipment from Licensor to be used in connection with the lawful development, manufacture, distribution and sale of its casino gaming systems at Indian tribal casinos within the State of Washington, located on "Indian lands," as defined in Title 25, Section 2703(4) of the United States Code, and operating under tribal/state compacts (or other arrangements) with the State of Washington (the "Compacts");

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:

1.       GRANT OF LICENSE:

1.01 Licensor hereby grants and Licensee hereby accepts, for the Term of this Agreement (as defined in Section 3 hereof) and subject to the terms and conditions hereinafter set forth, the exclusive license (with the limitations provided below) to utilize the Bally Games in the manufacture of the Licensed Products (as defined below) and further to market, sell, maintain, rent or otherwise distribute the Bally Games in Licensed Products at Licensee's discretion, only on Indian lands in the Territory (as defined below) under agreements to be negotiated by Licensee and subject to the terms and conditions of this Agreement. This license shall include the right of Licensee to offer the Bally Games in Licensed Products, as provided herein, on a


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lease and/or revenue participation basis. This exclusive license granted herein is limited to use in Bally Cabinets and MGAM Cabinets (as defined below) only in the Territory.

1.02 "Licensed Products" shall mean the gaming software and gaming devices, player stations, cabinets and other equipment manufactured, sold, rented, or otherwise distributed by Licensee to Tribal Casinos in the Territory hereunder, which gaming devices embody and utilize the Bally Games. As used in this Agreement, the Bally Games and the Cabinets (as defined below) shall be included in the meaning of the term "Licensed Products."

1.03 The Parties acknowledge and agree that Licensor has entered into that certain Agreement dated April 20, 1999 with Oasis Technologies, Inc., a Nebraska corporation (the "Oasis Agreement"), and that this Agreement with Licensee is contingent upon the termination or amendment of the Oasis Agreement in order to allow Licensor to grant the rights provided hereunder to Licensee. Therefore, it is an express condition precedent to this Agreement that the Oasis Agreement is terminated or appropriately amended (the "Condition Precedent"). In the event the Oasis Agreement is amended to grant Oasis Technologies, Inc. the non-exclusive license to use, market, sell, maintain, or rent Bally Games in the Territory, Licensee agrees that its exclusive license granted hereunder is subject to the rights granted Oasis Technologies, Inc.

1.04 Notwithstanding any other terms and conditions hereof to the contrary, the obligations of the Parties hereunder are subject to the Parties obtaining and maintaining all gaming licenses, permits and approvals necessary to consummate the transactions contemplated hereunder, in particular the approval of the Bally Games in the Licensed Products by the State of Washington (the "Approvals"). In no event shall Licensee market, distribute, lease, sell or otherwise place into operation any Licensed Products, and in no event shall Licensee be required to meet the guaranteed minimum requirements of Section 6.01 hereof, until all Approvals have been obtained. In the event all Approvals are not obtained by July 1, 2001, or in the event the Washington State Gambling Commission (the "Commission") does not render its approval of this Agreement or the Bally Games in the Licensed Products by such date, both Parties shall use their best efforts to obtain the Approvals within ninety (90) days thereafter. In the event all Approvals are not obtained by November 1, 2001, or in the event the Commission does not render its approval of this Agreement or the Bally Games in the Licensed Products by such date, either Party may elect to terminate this Agreement, in which event Licensee shall return all of the Licensed Products to Licensor and shall terminate any and all use of the Licensed Products. The Advance shall be returned to Licensee in the event of a termination pursuant to this Section 1.04 or in the event that the Condition Precedent is not met by Licensor. MGAM shall, at its sole expense, be responsible for obtaining regulatory approval of the Bally Games and the Cabinets within the State of Washington. Bally will provide MGAM with all reasonable assistance in obtaining such approvals.

1.05 Notwithstanding any other terms and conditions hereof to the contrary, the obligations of the Parties hereunder are contingent upon Licensee's approval of the Bally Cabinets (as defined in Section 4.02 hereof) for compatibility with the software for the Bally Games to be developed by Licensee under this Agreement. Subsequent to the execution of this Agreement, Licensee shall provide Licensor the specifications necessary for Licensor to make its Bally Cabinets compatible with Licensee's software. Licensor shall submit the first two Bally Cabinets to Licensee for evaluation by Licensee. Licensee shall have a period of sixty (60) days from the submission of such Bally Cabinets to evaluate the Bally Cabinets for software compatibility. In the event that Licensee finds that the Bally Cabinets are not compatible with the software,

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Licensee shall provide specifications to Licensor for the redesign of the Bally
Cabinets to comply with the uses required under this Agreement. Licensor shall have sixty (60) days from the date it receives the specifications to modify the Bally Cabinets to comply with the specifications. Licensor shall then submit the modified Bally Cabinets to Licensee for approval. In the event that the Bally Cabinets do not meet the approval of Licensee for specifications on or before July 1, 2001, both Parties will use their best efforts to obtain approval of the Bally Cabinets as soon as possible thereafter; provided, however, that, if the Parties are unable to obtain approval of the first two Bally Cabinets by November 1, 2001, then either Party shall have the right to terminate this Agreement pursuant to the provisions of Section 1.04 hereof. The same procedures for approval of the first two Cabinets shall be followed for all other Cabinet approvals during the Term of this Agreement.

2.       TERRITORY:

         Licensee shall be entitled to use, market, distribute, sell, rent, and/or maintain the Licensed Products only throughout the state of Washington to gaming enterprises operated by Indian tribes (the "Tribal Casinos") located on "Indian lands," as defined in 25 U.S.C. ss. 2703(4) and operating under the Compacts, and other markets as may be added in the future by amending this Agreement (the "Territory").

3.       TERM:

         The license granted hereunder shall become effective upon the execution of this Agreement by the Parties and shall continue for period of three (3) years commencing on the date of Approvals unless earlier terminated pursuant to the terms and conditions hereof (the "Initial Term"). Subsequent to the Initial Term, this Agreement may be extended from year to year upon mutual agreement of the Parties. The Initial Term and any such subsequent extension thereof shall be collectively referred to as the "Term."

4.       DUTIES OF THE PARTIES:

4.01 Licensee shall select games that it will develop for the Territory from the list of the Bally Games set forth in Exhibit "A." The first two Bally Games shall be approved by Licensor for development contemporaneously with the execution of this Agreement, and the Cabinets for such Bally Games shall be approved by Licensee pursuant to Section 1.05 hereof. Exhibit "A" may be supplemented from time to time with additional games that are developed by Bally in the sole discretion of Licensor. Licensee shall be solely responsible for developing and marketing the chosen Bally Games for sale in the Territory. All such games developed by Licensee shall comply with Appendix X of the Compacts. Licensee shall develop all Bally Games consistent with the design and quality standards of Licensor and the Compacts, and Licensor shall have final authority for approval of all Bally Games used in the Licensed Products, which approval shall not be unreasonably withheld, and subject to the requirements of the Compacts. Licensor reserves the right to withdraw any of the Bally Games listed on Exhibit "A" that are also listed on Exhibit "C," attached hereto and made a part hereof, if Licensor is unable to obtain the consent of such third party licensor to the terms and conditions of this Agreement.

4.02 Licensor shall design and manufacture the 19-inch video game cabinets (the "Bally Cabinets") for the Licensed Products, as more specifically set forth on Exhibit "B" attached hereto and made a part hereof, which cabinets shall support Licensee's hardware and software

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and which shall display a Bally Game developed by Licensee under this Agreement, except as provided in Section 6.04 hereof. The Bally Cabinets shall consist of all components, including but not limited to the glass, wood or metal casing, monitor, art work and computer components such as the motherboard, as listed on the specifications set forth on Exhibit "B." Licensee shall have final authority for approval of all the Bally Cabinets, which approval shall not be unreasonably withheld. Further, Licensor shall supply Licensee with any and all specifications for the Bally Games necessary for Licensee to perform under this Agreement. The failure to provide such specifications shall extend any deadlines or payment obligations of Licensee under this Agreement for the length of time that such failure persists.

4.03 Licensor shall make available to Licensee spare and replacement parts for the Bally Cabinets at Licensor's current price list for such spare or replacement parts.

4.04 Licensor will provide Licensee its standard limited warranty, as set forth on Exhibit "D" attached hereto and made a part hereof, on all Bally Cabinets supplied by Licensor. Licensee may, at its option, purchase extended warranties for the Cabinets for additional periods of time at a rate of one percent (1%) of the cost of the applicable Cabinets for each ninety (90) days of extended warranty period purchased by Licensee. Such warranties shall be assignable by Licensee to the applicable Tribal Casino.

5.       CONSIDERATION:

5.01 Licensee shall pay Licensor the sum of Two Hundred Fifty Thousand Dollars ($250,000) as an advance against royalties payable to Licensor under this Agreement (the "Advance"). The Advance shall be payable upon execution of this Agreement and shall be applied on a prorated basis toward the fees paid hereunder for the first two hundred (200) Licensed Products sold by Licensee. The Advance shall be refundable only in the event that the Approvals are not obtained or the Condition Precedent is not fulfilled.

5.02 Licensee shall pay to Licensor a fee in the amounts as set forth on Exhibit "B" for each gaming device component of the Licensed Products invoiced, distributed, placed for trial, rented or sold by Licensee ("Royalties"). Royalties shall be due and payable to Licensor on all Licensed Products distributed by Licensee, even if not billed or if not billed at regular price, such as, but not limited to, introductory offers or trials; provided, however,
                                                            -----------------
that no Royalties shall be payable on a reasonable number of Licensed Products' gaming devices (not to exceed six (6) units of a particular Bally Game) furnished for free for promotional purposes only. Licensee shall have the right to sell or distribute Licensed Products through its wholly-owned subsidiaries or affiliates, including without limitation MegaBingo, Inc., a Delaware corporation which is a wholly-owned subsidiary of Licensee.

5.03 Licensee shall pay Licensor, as an additional royalty, twenty-five percent (25%) of the "Daily Fees" received by Licensee attributable to Licensed Products operating the Bally Games within the Territory ("Daily Fees"). "Daily Fees" shall be limited to the fees charged by Licensee to the Tribal Casinos for the Bally Games under its software agreements within the Territory, and shall not include any rents, hardware maintenance fees or other payments charged by Licensee under its equipment agreements, hardware maintenance agreements or other agreements within the Territory. In addition to the foregoing, the Daily Fees paid by Licensee to Licensor during any month shall not exceed 1.75% of the "Net Revenues" for the applicable Tribal Casino. "Net Revenues" shall mean gross revenues from the Bally Games running on the



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Licensed Products at the Tribal Casinos, less prizes paid and refunds (i.e, bona fide return of wagers due to game or system malfunction which are paid by either Licensee or the Tribal Casinos according to reasonable and customary business practices). Further, Licensee shall pay certain additional royalty fees which Licensor may be obligated to pay to third parties, as further specified on Exhibit "C." All Daily Fees under this Section 5.03 shall be paid to Licensor by Licensee on the last day of the month for any and all Daily Fees accruing during the prior month.

5.04 All goods provided by Licensor under this Agreement shall be made available to Licensee on terms and conditions which are no less favorable than those under which such goods are provided by Licensor to third parties at comparable volumes. Such goods shall include, without limitation, the prices charged for the Bally Cabinets, as well as the delivery schedule of the Bally Cabinets and supplying spare parts.

6.       GUARANTEED MINIMUM; CONVERSION PRIVILEGES:

6.01 Licensee guarantees to Licensor a minimum purchase of one thousand (1,000) Bally Cabinets during the twenty-four month period commencing the first day of the first month after the later to occur of (i) the Approvals; (ii) the date on which the Commission issues its approval of this Agreement; and (iii) the fulfillment of the Condition Precedent (the "Guaranteed Minimum Period"). To reach this 1,000-unit minimum purchase, Licensee shall purchase a minimum of five hundred (500) units of the Bally Cabinets during both twelve-month periods during the Guaranteed Minimum Period. In the event that Licensor sells less than 500 units of the Bally Cabinets during either twelve-month period during the Guaranteed Minimum Period, Licensee shall, in lieu of purchasing the Bally Cabinets for that twelve-month period, pay Licensor the amount of $500 times the difference between the 500 units and the amount of units actually purchased by Licensee, with such payment being due within 30 days after the applicable twelve-month period; provided, that in the event that License fails to reach the
                     --------------
1,000-unit minimum purchase set forth above during the Guaranteed Minimum Period then the exclusive license granted herein to the Bally Games shall revert to a non-exclusive license; provided, however, any Bally Games developed by Licensee
                       -----------------
shall remain exclusive to Licensee. To the extent that Licensee sells over 500 units of the Bally Cabinets during the first twelve-month period of the Guaranteed Minimum Period, Licensee shall have the right to apply such excess units to its obligations for the second twelve-month period during the Guaranteed Minimum Period. Subsequent to the Guaranteed Minimum Period, there shall be no guaranteed minimum payment required.

6.02 Licensee shall develop a minimum of two Bally Games during each three-month period during the first year of the Guaranteed Minimum Period and a minimum of one Bally Game during each three-month period during the second year of the Guaranteed Minimum Period; provided, however, that Licensee's time for
                           -----------------
development for any Bally Game shall be extended for an amount of time equal to the time during which Licensor is modifying the Cabinets to comply with the specifications of Licensee, as provided in Section 1.05 hereof. Subsequent to the Guaranteed Minimum Period, Licensee shall provide for the development of Bally Games as it believes such games to be economically feasible within the Territory.

6.03 Licensee may, in its discretion, convert any MGAM Cabinets, as defined herein, in the Territory to Bally Games for the price of Fifteen Hundred Dollars ($1,500.00), payable to Licensor on the last day of the month following the month in which the conversion took place.

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Any MGAM Cabinet converted under this section shall be subject to the Daily Fees provided in Section 5.03. "MGAM Cabinets" shall mean any and all existing cabinets not manufactured by Bally. The MGAM Cabinets and the Bally Cabinets may be collectively referred to as "Cabinets."

6.04 Licensee may, in its discretion, purchase Cabinets to be utilized with games other than the Bally Games at the prices listed on Exhibit "B." Licensee shall provide Licensor with the necessary specifications and Licensor may, in its sole discretion, elect to manufacture and sell such Cabinets to Licensee upon mutually agreeable prices.

6.05 Licensee may, in its discretion, purchase one or more additional Bally Games, including without limitation glass and other game-required conversion components (i.e., "game kits"), to be installed on Bally Cabinets or MGAM Cabinets converted to Bally Games under Section 6.03 hereof. The cost of such Bally Games shall be $300 per unit, plus 50% of the sales price over $300 charged to the Tribal Casino, but less payments for game kits, if any, made by Licensee to Oasis Technologies, Inc. under any agreement related to the Condition Precedent; provided, however, in the event a player station is offered
                     -----------------
to Tribal Casino on a rental basis, the cost of such Bally Games for a rental unit shall be $500 per unit. Licensee will provide Licensor with a schedule of conversions under Section 6.03 and of game upgrades under this Section 6.05.

7.       ACCOUNTING:

7.01 Licensee agrees to forward to Licensor, within thirty (30) days after the end of each month during the Term (the "Royalty Period") commencing with the first month during which any unit of the Licensed Products is sold or distributed, a report of the number of units of the Licensed Products sold or distributed by Licensee within such Royalty Period, the Royalties due therefor, all information necessary to calculate such Royalties, the number of units returned and any Royalties credit claimed for units so returned. Licensee agrees that accompanying each such report shall be payment of the Royalties due to Licensor, if any, earned by Licensor during such Royalty Period, less the portion of the Advance paid to Licensor to date and not yet recouped by Licensee. Such reports shall be required to be submitted with respect to sales and distributions of the Licensed Products whether or not any amounts are due under the terms hereof. All payments under this Agreement shall be made in U.S. dollars. Unless otherwise agreed in writing between the Parties, payment shall, at the option of Licensee, be made by corporate check or wire transfer to Licensor.

7.02 Licensee agrees to keep accurate books of account and records covering all sales, Daily Fees, and Royalties due under this Agreement and to permit Licensor at its own expense to inspect and copy such books of account and records during reasonable business hours (upon prior reasonable written notice) for the sole purpose of verifying the reports to be provided hereunder. Licensor shall keep any information obtained from any such inspection in confidence and shall require that its accountants do so as well. In the event that any audit by Licensor or its accountants reveals that Licensee has underpaid Royalties or Daily Fees by two percent (2%) or more with respect to any Royalty Period which is the subject of such audit, Licensee agrees that it shall reimburse Licensor for the reasonable costs for any such audit. All books of accounts and records relating to each report to be provided under this Agreement shall be retained by Licensee for at least two (2) years after the termination or expiration of this Agreement, and Licensor's audit rights shall survive termination or expiration of this Agreement. Licensee shall pay to Licensor the amount of any deficiency discovered by Licensor's audit, with interest from the



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date such deficiency was originally due, within fifteen days of notice of such deficiency. Licensee has the right to review Licensor's audit findings.

7.03 If Licensee fails to timely submit accurate reports, Daily Fees and Royalties, Licensee shall pay interest on overdue amounts at the monthly rate of one and one-half percent (1.5%) or the highest rate permitted by law, whichever is the lower.

7.04 Licensee shall be solely responsible for and shall pay any and all taxes, levies, duties or other fees or charges which may be imposed by any governmental jurisdiction including tribal, as a result of the Parties' performance under this Agreement; provided, however, that Licensor shall be solely responsible for
                -----------------
taxes on Licensor's income and fees and other impositions relating to Licensor's licensing in any jurisdiction which may be required due to this Agreement, including without limitation background investigations. If Licensee is required by a governmental authority to pay withholding taxes on any Royalties payable to Licensor, Licensee will promptly provide to Licensor copies of documents evidencing the withholding and payment of such taxes.

8.       QUALITY OF LICENSED PRODUCTS:

8.01 Licensor shall have the right to determine in its reasonable discretion whether the Licensed Products meet Licensor's standards of merchantability. Licensee agrees to furnish Licensor free of cost for Licensor's written approval as to quality and style, up to two (2) stand-alone, demonstration player stations of each of the Bally Games, up to maximum of six demonstration stations for the Bally Games, capable of running a demonstration of the applicable Bally Game(s), but not able to play any applicable game(s), before the manufacture, sale or distribution (whichever first occurs) of such Licensed Products and the Licensed Products shall not be sold or distributed by Licensee without such written approval. Such demonstration player stations shall be submitted for approval in final form (including all applicable artwork and sound). Licensor may retain such demonstration player stations at its option. Royalties shall not be paid by Licensee on such demonstration player stations. Licensor agrees that it shall use all commercially reasonable efforts to expedite its approval of the first two Licensed Products submitted to it by Licensee under this Agreement. Licensor reserves the right to rescind at any time its approval of any Bally Games used in the Licensed Products, if Licensor determines that Licensee's use does not meet Licensor's reasonable quality standards and Licensee has not cured the deficiency within thirty (30) days of notice to Licensee of the deficiency.

8.02 Licensor shall supply Licensee with up to two Cabinets for each of the Cabinet types listed on Exhibit "B." Licensee and Licensor shall evaluate these Cabinets pursuant to the provisions of Section 1.05. Licensee may retain such Cabinets at its option.

8.03 If Licensor disapproves of any item submitted by Licensee for approval hereunder, Licensor shall furnish at the time notice of disapproval is given to Licensee a written explanation of the reason(s) for such disapproval and recommendations for suggested changes, and Licensee shall resubmit such item after changes have been made for Licensor's approval.

8.04 If approval is not received by Licensee within fifteen (15) business days after Licensor's receipt of the Licensed Product submitted for approval, Licensor's approval shall be deemed to have been granted.

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9.       INTELLECTUAL PROPERTY RIGHTS:

         Licensor shall retain all right, title and interest in and to all intellectual property associated with all Bally Games, except as granted to Licensee hereunder. All Bally Games developed for use in the Territory shall be considered the intellectual property of Licensee, subject to Licensee's payments of the Royalties and Daily Fees set forth in Sections 5.02 and 5.03 hereof, which payments shall survive the termination, for any cause, or expiration of this Agreement.

10.      MANUFACTURE, MARKETING AND DISTRIBUTION:

10.01 The first shipment of units of each Licensed Product by Licensee in the Territory shall occur no later than sixty (60) days after the later of (i)
                         -----
Licensor's approval under Section 4.01 hereof or (ii) the approval of the State of Washington and the approval of the first tribal authority.

10.02 Licensee agrees that it will manufacture, distribute and sell the Licensed Products and that it will make and maintain adequate arrangements for the distribution of the Licensed Products. Licensee shall arrange for the manufacturing, marketing and distribution of the Licensed Products using commercially reasonable efforts to effect distribution throughout the Territory.

10.03 Licensee shall develop data contained in the Licensed Product (to the extent it is permitted to do so), all artwork, designs, copy, literary text, other computer software, and advertising and promotional material of any sort incorporating or based on the Bally Games using its own employees or independent contractors or affiliates. Such affiliates or contractors will comply with Licensee's compliance program.

11.      REPRESENTATIONS AND WARRANTIES:

11.01 Licensee hereby represents and warrants that it is free to enter into and fully perform this Agreement; that Licensee is a corporation validly existing under the laws of the State of Texas and qualified to conduct business in the state of Washington; that Licensee has all licenses and permits required to allow Licensee to sell the Licensed Products in the Territory, including without limitation any required by the Commission.

11.02 Licensor hereby represents and warrants that it is free to enter into and fully perform this Agreement; that Licensor is a corporation validly existing under the laws of the State of Nevada; that Licensor is the sole owner or licensee of the Bally Games and has the full and exclusive power to grant the rights and licenses to the Bally Games as described herein, subject to the Condition Precedent; and that Licensor has obtained all necessary gaming or other licenses under the laws of the state of Washington, including without limitation any required by the Commission, to perform the terms and conditions of this Agreement.

 12.     INDEMNIFICATION:

12.01 Each Party agrees to indemnify and hold the other (including officers, directors, agents and employees of such Party or its subsidiaries, affiliates and licensors) harmless against any loss, damage, expense or cost (including reasonable attorneys' fees) arising out of any claim,



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demand, suit or judgment resulting from any breach of any warranty or representation set forth in Section 11 above. Each Party shall promptly inform the other in writing of any such claim, demand, suit or judgment.

12.02 In connection with any such claim, demand or suit referred to above, the party so indemnifying (the "Indemnitor") agrees to defend, contest or otherwise protect the indemnified party (the "Indemnitee") against any such suit, action, investigation, claim or proceeding at the Indemnitor's own cost and expense. The Indemnitee shall have the right, but not the obligation to participate, at its own expense, in the defense thereof by counsel of its own choice. In the event that the Indemnitor fails timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right upon twenty (20) days' written notice to the Indemnitor to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnitor, including without limitation, reasonable attorneys' fees, disbursements and all reasonable amounts applied as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof. The obligations hereunder shall survive the termination or expiration of this Agreement.

12.03 Licensee agrees that it will obtain and maintain during the Term at its own expense, general liability insurance (including coverage for product liability) from a recognized and qualified insurance company naming Licensor as additional insured in the amount of at least Three Million Dollars ($3,000,000.00) per occurrence against any claims, suits, losses or damages, including attorneys' fees, arising out of any alleged defects in the Licensed Products or the manufacture, marketing, distribution, sale or use of the Licensed Products. Such policy shall be non-cancelable except after thirty (30) days' prior written notice to Licensor. As proof of such insurance, a fully paid certificate of insurance will be submitted to Licensor by Licensee for Licensor's prior written approval before any Licensed Product is distributed or sold, and at the latest within thirty (30) days after the date of this Agreement.

12.04 MGAM and Bally shall each notify the other promptly upon learning of any infringing, unauthorized use of the other's intellectual property which is the subject of this Agreement.

13.      EVENTS OF DEFAULT AND TERMINATION:

13.01

(a) Licensee shall be deemed to be in default of this Agreement, and Licensor shall have the right to immediately terminate this Agreement or notify Licensee that Licensor has revoked the exclusive license granted herein and that such license grant under this Agreement is now a non-exclusive license, in the event Licensee fails after thirty (30) days' written notice to Licensee to make any payment due and owing under the terms of this Agreement, furnish any statement in accordance herewith, or completely comply with any other of Licensee's obligations hereunder.

(b) If during the Term of this Agreement Licensee shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or shall file any petition under any federal or state bankruptcy statute, or be adjudicated a bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy shall be appointed under the laws of the United States or any state, and in the case of an involuntary filing only, such

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impediment is not removed within thirty (30) days from the inception of same,
Licensor may terminate this Agreement upon written notice.

(c) If during the Term of this Agreement any of Licensee's gaming licenses is suspended, revoked or otherwise made ineffective by any gaming regulatory agency, or Alliance Gaming Corporation's Compliance Committee disapproves or withdraws its approval as provided in Section 15.02 hereof, Licensor shall have the immediate right to terminate this Agreement; provided that the provisions of
                                                 --------
Section 6 shall not be applicable or operative in this event.

13.02

(a) Licensor shall be deemed to be in default of this Agreement, and Licensee shall have the right to immediately terminate this Agreement, in the event Licensor fails, after thirty (30) days' written notice to Licensee, to completely comply with any of Licensor's obligations hereunder.

(b) If, during the Term of this Agreement, Licensor shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or shall file any petition under any federal or state bankruptcy statute, or be adjudicated a bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy shall be appointed under the laws of the United States or any state, and in the case of an involuntary filing only, such impediment is not removed within thirty (30) days from the inception of same, Licensor may terminate this Agreement upon written notice.

(c) If during the Term of this Agreement any of Licensor's gaming licenses are suspended, revoked or otherwise made ineffective by any gaming regulatory agency, or Licensee disapproves or withdraws its approval as provided in Section
15.03 hereof; Licensee shall have the immediate right to terminate this Agreement; provided that the provisions of Section 6 shall not be applicable or
           --------
operative in this event.


14.      EXPIRATION OR TERMINATION OF AGREEMENT:

14.01 Upon any termination of this Agreement, Licensee and the Tribal Casinos shall have the right to continue to use and maintain the Licensed Products, along with the associated Bally Games and the Cabinets, already in operation, but subject to the continued payment of Royalties or Daily Fees, along with the following consequences:

(a) all guaranteed minimums incurred prior to the date of termination shall be due and payable at the end of the applicable time period (except as provided in Section 13.01.C.).

(b) Licensor shall thereafter be free to license others to use the Bally Games in the Territory;

(c) Licensee shall (i) within thirty (30) days following termination of this Agreement, deliver a preliminary accounting and inventory to Licensor of all Licensed Products on hand and all Licensed Products sold up to the date of such termination; (ii) within forty-five (45) days following such termination, deliver a final accounting and inventory to Licensor of all Licensed Products on hand and all Licensed Products sold up to the date of termination of this Agreement; (iii) make payment to Licensor of all monies then outstanding under this Agreement within thirty (30) days following such termination; (iv) certify within forty-five (45) days following such termination full compliance with this Agreement, including but not limited to the provisions of this section; and (v) at Licensor's election, deliver to Licensor all unsold
              ---
copies of the Licensed Products in inventory or destroy the remaining inventory and certify as to the remaining inventory's destruction (subject to subsection
(d) below);

(d) in the event of termination of this Agreement, other than a termination by Licensor as a result of a breach of this Agreement by Licensee, subject to the provisions of Section 5 hereof, Licensee may continue to sell for a period of ninety (90) days (subject to termination by Licensor as a result of a material breach of this Agreement by Licensee) after the effective date of termination ("Sell-Off Rights") all approved copies of the units of the Licensed Products produced prior thereto. Within fifteen (15) days following the termination of the Sell-Off Rights, Licensee shall (i) deliver a final accounting to Licensor containing the information specified for periodic statements; (ii) make payment of all monies due hereunder to Licensor; and (iii) deliver the remaining inventory to Licensor or, at Licensor's election, destroy the remaining inventory and certify as to the remaining inventory's destruction.

14.02 In the event this Agreement is terminated as a result of a breach of this Agreement by Licensee or subsequent to the Sell-Off Rights, all of Licensor's and its affiliates' and licensors' materials, including, without limitation, the Confidential Information (as defined below), shall be returned to Licensor by Licensee and no further disposition or use of the Licensed Products, other than the use and maintenance of the Licensed Products by Licensee or the Tribal Casinos which began prior to such expiration or termination, may be made without the prior written approval of Licensor.

15.      COMPLIANCE WITH LAWS:

15.01 This Agreement is contingent on any necessary initial and continued approvals and licenses from any regulatory authorities having jurisdiction over the Parties or the subject matter of this Agreement. Each Party shall promptly apply to the appropriate regulatory authorities for any licenses and approvals necessary for that Party to perform under this Agreement, shall diligently pursue its applications and pay all associated costs and fees, and shall otherwise cooperate with any requests, inquiries, or investigations of any regulatory authorities or law enforcement agencies in connection with Licensee, Licensor or their affiliates, or this Agreement. If any license or approval necessary for either Party to perform under this Agreement is denied, suspended, or revoked, this Agreement shall be void effective the date of the denial, suspension, or revocation, provided, however, that if the denial, suspension, or revocation affects performance of the Agreement in part only, the Parties may by mutual agreement continue to perform under this Agreement to the extent it is unaffected by the denial, suspension, or revocation.

15.02 Licensee acknowledges that Alliance Gaming Corporation (Licensor's parent company), as a company operating under privileged licenses in a highly regulated industry, maintains the "Alliance Compliance Program" as part of a compliance program to protect and preserve the name, reputation, integrity, and good will of Alliance and its subsidiaries and affiliates (including Licensor) through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any person or company that performs work for those companies or with which those companies are otherwise associated, and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. This Agreement and Licensor's association with Licensee are contingent on the continued approval under the Alliance Compliance Program of Alliance and its compliance committee. Licensee shall cooperate with Alliance and its compliance committee as reasonably requested by Alliance or the committee and provide the committee with such information as it may request. If Alliance, acting on the recommendation of the committee, withdraws its approval of this Agreement or Licensee for reasons related to Licensee's suitability, then this Agreement shall be void and neither Party shall have any rights hereunder. In addition, Licensee shall promptly provide Licensor with all information reasonably requested by the Compliance Committee of Licensor with respect to Licensee's (including Licensee's officers', directors' and controlling shareholders') financial condition, litigation, indictments, criminal proceedings, and the like, in which they are or may have been involved, if any, in order for the Licensor's Compliance Committee to determine that no such information would disclose any fact which would jeopardize, in any manner, any gaming licenses or permits held by Licensor or its affiliates with any gaming commission, board or similar regulatory agency. It shall be an event of default under Section 13.01(c) hereof if Alliance Gaming Corporation or its compliance committee obtains from any source information with respect to Licensee or this Agreement that would, in the opinion of Alliance or the committee or both, jeopardize the gaming licenses, permits, or status of Alliance or any of its subsidiaries or affiliates (including Licensee), with any gaming commission, board, or similar regulatory or law enforcement authority.

15.03 Licensor acknowledges that Licensee (and its wholly-owned subsidiary MBI), as a company operating under privileged licenses in a highly regulated industry, maintains a compliance program to protect and preserve the name, reputation, integrity, and good will of Licensee and its subsidiaries and affiliates (including MBI) through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any person or company that performs work for those companies or with which those companies are otherwise associated, and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. This Agreement and Licensee's association with Licensor are contingent on the continued approval under Licensee's compliance program. Licensor shall cooperate with Licensee as reasonably requested by Licensee and provide Licensee with such information as it may request. Licensee, acting under its compliance program, shall have the right to withdraw its approval of this Agreement or Licensor for reasons related to Licensor's suitability, in which case this Agreement shall be void and neither Party shall have any rights hereunder. In addition, Licensor shall promptly provide Licensee with all information reasonably requested by the Compliance Committee of Licensee with respect to Licensor's (including Licensor's officers', directors' and controlling shareholders') financial condition, litigation, indictments, criminal proceedings, and the like, in which they are or may have been involved, if any, in order for the Licensee to determine that no such information would disclose any fact which would jeopardize, in any manner, any gaming licenses or permits held by Licensee or its subsidiaries or affiliates with any gaming commission, board or similar regulatory agency. It shall be an event of default under Section 13.02(c) hereof if Licensee obtains from any source information with respect to Licensor or this Agreement that would, in the opinion of Licensee, jeopardize the gaming licenses, permits, or status of Licensee or any of its subsidiaries or affiliates (including MBI), with any gaming commission, board, or similar regulatory or law enforcement authority.

16.      CONFIDENTIAL INFORMATION/NON-SOLICITATION:

(a) Licensee shall keep in confidence, not disclose to any third party and not use for any purpose except its performance under this Agreement, without the written permission of Licensor, the terms of this Agreement and the information of Licensor, its affiliates or licensors made known to Licensee under this Agreement. The foregoing requirement of confidentiality shall not apply to information that is (a) in the public domain through no wrongful act of Licensee, (b) disclosed to Licensee by a third party which is under no obligation of confidentiality with respect to such information and which does not place Licensee under such an obligation, or (c) required to be disclosed by applicable rules and regulations of federal, state, local or tribal government agencies or judicial bodies. This obligation of confidentiality: (i) shall survive termination or expiration of this Agreement and (ii) shall extend to any affiliates, agents or subcontractors of Licensee.

(b) Licensor shall keep in confidence, not disclose to any third party and not use for any purpose except its performance under this Agreement, without the written permission of Licensee, the terms of this Agreement and the information of Licensee, its affiliates or licensors made known to Licensor under this Agreement. The foregoing requirement of confidentiality shall not apply to information that is (a) in the public domain through no wrongful act of Licensor, (b) disclosed to Licensor by a third party which is under no obligation of confidentiality with respect to such information and which does not place Licensor under such an obligation, or (c) required to be disclosed by applicable rules and regulations of federal, state, local or tribal government agencies or judicial bodies. This obligation of confidentiality: (i) shall survive termination or expiration of this Agreement and (ii) shall extend to any affiliates, agents or subcontractors of Licensor.

(c) The Parties agree that this Agreement shall be confidential and not disclosed to any third parties for any reason without the prior written consent of the other party. Upon the execution of this Agreement, the Parties shall agree on the form and content of any announcement(s) relating to the Agreement, it being understood that MGAM and Licensor's parent corporation are public companies subject to making public reports under applicable law.

17.      MISCELLANEOUS:

17.01 Each of the parties hereto consents to the exclusive jurisdiction and venue of the state and federal courts of the State of Washington, with respect to any matter relating to this Agreement, and each party hereto consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction. The parties agree that service of process may be made upon them in any manner permitted by the rules of such courts and the laws of the state of Washington.

17.02 A waiver of a default under this Agreement shall not be a waiver of any other or a subsequent default.

17.03 Each Party shall be solely responsible for all expenses incurred by it in the performance of this Agreement. Neither Party shall have the authority, express or implied, to bind the other Party with respect to any matter. The Parties acknowledge and agree that this Agreement does not create, nor is it intended to create, a partnership, joint venture, agency or any other relationship between the Parties.

17.04 In any litigation or arbitration arising under or out of this Agreement, or in any action brought to compel the arbitration or to enforce the arbitration award, the prevailing Party shall be entitled to reasonable attorneys' fees and costs (including without limitation appellate fees and costs) from the non-prevailing Party.

17.05 This Agreement shall not be assignable by either Party, in whole or in part, without the prior written consent of the other Party.

17.06 This Agreement constitutes the entire agreement and understanding and supersedes and cancels any and all prior oral or written agreements and understandings of the Parties relating to the subject matter hereof. This Agreement shall not be amended or modified in whole or in part except by a writing signed by the Parties. No waiver by any Party of any violation of any provision of this Agreement shall be effective unless given in a signed writing, nor shall any such waiver be deemed a waiver of any further violation of this Agreement unless expressly so stated in a signed writing. The section headings of this Agreement are for convenience of reference only, and shall not constitute any part of this Agreement. In all cases, the language in all parts of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party. This Agreement has been made and shall be interpreted in accordance with the applicable laws of the state of Washington. The Parties shall each use their respective reasonable best efforts to obtain the consent or approval of each person or entity, if any, whose consent or approval shall be required in order to permit it to consummate the transactions contemplated hereby, and to execute and deliver such instruments and to take such other action as may be required to carry out the transactions contemplated by this Agreement.

17.07 All notices hereunder shall be in writing and shall be deemed to have been given or made when (i) delivered by hand; (ii) delivered by facsimile or overnight delivery service; or (iii) delivered or mailed by registered or certified mail, postage prepaid, addressed as follows, until notice of another address and/or facsimile number shall have been received by the other Party.

If to Licensor:            Alliance Gaming Corporation
                           Attn: Legal Dept.
                           Telephone:  (702) 896-7700
                           Facsimile No.: (702) 896-7990

If to Licensee:            Gary Loebig, Executive Vice President
                           Multimedia Games, Inc.
                           8900 Shoal Creek Boulevard, Suite 300
                           Austin, Texas  78757
                           Telephone:  (512) 371-7100
                           Facsimile:  (512) 371-7114

17.08 If any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of this Agreement in any other jurisdiction or any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed in such jurisdiction to give effect to the intent of the Parties so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

17.09 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

17.10 Each Party represents to and agrees with the other that it will comply with all applicable United States laws including all Export Administration regulations regarding the export of Software and Supporting Equipment and technology from the United States.

17.11. Neither Party shall be liable to the other Party or any third party for the failure of the Licensed Products to operate due to an act of God; fire; casualty; government codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder; act or decision of a governmental authority; injunction; technical difficulties; failure of satellite communications or electrical or telephone power transmission lines or facilities; strike or labor dispute; or any other cause whether or not beyond the control of either Party or its contractors, sub-contractors, representatives and agents. In the event of any such occurrence(s) the performing Party, at its option, may terminate this Agreement or suspend and defer its performance hereunder without incurring any liability to the non-performing Party or any entities or individuals whose claims are predicated upon the operation of the Licensed Products.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the day and year first above written.

MULTIMEDIA GAMES, INC.              BALLY GAMING, INC.

By: ________________________        By: ________________________

Name: ______________________        Name: ______________________

Title: _____________________        Its: _______________________

                                   EXHIBIT "A"

                         GAMES INCLUDED IN THE AGREEMENT

BETTY BOOP (subject to approval by King Features)
        ALL AMERICAN GIRL
        BETTY'S BIG HIT
        BORN TO BOOP
        DOUBLE JACKPOT
        RESPIN ROUND UP
        LOVE MACHINE
        SWING TIME BETTY

BLONDIE (subject to approval by King Features)

        BIG DOUGH
        BIG SPENDER
        MEAL TICKET

BLAZING 7'S
        BLAZING 7'S TIMES PAYS
        TRIPLE BRAZING 7'S DIAMOND LINE


POKER GAMES
        ALL AMERICAN POKER
        BONUS DEUCES WILD
        BONUS POKER
        DEUCES WILD
        DOUBLE BONUS POKER
        FOUR PLAY BONUS POKER
        JOKER JOKER POKER
        JOKER POKER (KINGS OR BETTER)
        SUPER BONUS JOKER POKER
        SUPER BONUS POKER
        TRIPLE PLAY POKER
        TRIPLE POKER
        WHITE LIGHTNING POKER

KENO GAMES
        ALPHABET KENO
        PATTERN KENO
        15 WAY KENO

BABY BOOMER
BLACK AND WHITE DOUBLE JACKPOT MULTIPLIER
BLACK GOLD
BLACK GOLD MULTIPLIER
BLACK JACK (TRADITIONAL)
BLACK JACK BONUS
CALIFORNIA DREAMING
CASH ENCOUNTERS (subject to approval by PTT, Inc.)
DIAMONDS AND DEVILS
FIVE TIMES TEN TIMES PAY
GOAL
GOLD DOWN UNDER
HOT HOT HOT (subject to approval by PTT, Inc.)

KRAZY KOPS
LATIN PASSION
MAGIC SYMBOLS
MONEY BARS
NAUGHTY NICKELS
PAYS OF OUR LIVES
PLATYPUS (subject to approval by PTT, Inc.)
PLAY THE MARKET
POOL SHARKS (8 WAY)
QUICK HITS
RAT RACE
RIDES TO RICHES
SWING TIME
TRIFECTA
WAKE THE GENIE
WISHING WELL

The following games are not included in this agreement and must be negotiated separately:

        99 BOTTLES OF BEER
        BLACK AND WHITE
        BLACK AND WHITE CAR CAROUSEL
        BLAZING 7'S
        BOX CAR BONUS
        DOUBLE DOUBLE BONUS POKER
        DOUBLE JACKPOT TRIPLE BLAZING 7'S
        GOLD MINE POKER
        GOLD MINE SLOT
        IN THE MONEY
        ISLAND WINS
        MONEY POPPERS
        PRINCE OF PERSIA
        SIVER & GOLD
        WILD ROSE
        WIZARD OF ODDS
        BALL OF FIRE
        DOUBLE BLACK & WHITE
        BLAZING SEVENS DOUBLE JACKPOT
        ROARING 20'S
        DOUBLE HIGH LOW BONUS POKER
        PICK A PEARL POKER


MULTIMEDIA GAMES, INC.                      BALLY GAMING, INC.

Initials _____________________              Initials ____________________

Date _________________________              Date ________________________

                                   EXHIBIT "B"

                    PLAYER TERMINAL EQUIPMENT PRICES TO MGAM*

TYPE OF UNIT                            PRICE**
------------                            -----
                                        WITH BALLY GAME     WITHOUT BALLY GAME
                                        ---------------     ------------------
CASINO SLANT TOP***                     $7,500                     $6,250
UPRIGHT ROUND TOP***                    $6,750                     $5,500
UPRIGHT SQUARE TOP***                   $6,750                     $5,500
ANGLED BAR TOP UNITS***                 $TBD                       $TBD
FLAT BAR TOP UNITS***                   $TBD                       $TBD
SLIMLINE***                             $TBD                       $TBD
GAME CONVERSION KITS****
     .      INCLUDING GLASS    $300 plus 50% of sales price over $300
     .      GAME CONVERSION KITS FOR LEASE              $500
     .      GLASS ONLY                                  $150

*Note 1. Prices subject to change upon 90 days' prior written notice to Licensee.

**Note 2. The price of the Bally Cabinets and all spare parts and component parts supplied by Licensor to Licensee under this Agreement shall include a minimum discount of 20% off Licensor's published retail price in its catalogues. Such prices shall be subject to change upon 90 days' prior written notice to Licensee.

***Note 3. The specifications for and the pricing of the Bally Cabinets, as set forth in this Exhibit "B," are further detailed in the Bally marketing brochure, which is attached to and made a part of this Exhibit "B." The specifications for the Bally Cabinets will be subject to modifications mutually agreed upon by the Parties, including without limitation the modifications described in Section
1.05 hereof.

****Note 4.  See Section 6.5.

SPECIFICATIONS FOR BALLY CABINETS (see Section 4.02)
        . Computer specifications for installation in Bally Cabinets.

CPU Case, MMI Design, Grentek
Cable, Serial, (COM2)
Motherboard, #KD815EEAALPAK10, Intel
CPU PIII 800, #BX80526C800256E, FC, 133
Memory, 64 MB, 133 MHZ, SDRAM, DIMM
Video Card, 32 MEG, TNT2-64, PWRCLR
Tie Wraps, .100"W x 4"L, 78N506
Hard Drive, IDE, 15 GB, 7200 RPM, WD
MS Windows 98 License
Harness, CPU Reset Cable
Power Supply 235W Fortron
Cable, Power External Parts
Utility Board, MFG#PCI-7250
Serial Card, 2 Port, LA VA Port-PCI
Bracket, expansion slot, #84N1060
Label, FCC compliance
Appropriate screws and fasteners.

MULTIMEDIA GAMES, INC.                      BALLY GAMING, INC.

Initials __________________                 Initials __________________

Date ______________________                 Date ______________________

                                   EXHIBIT "C"

               GAMES REQUIRING ADDITIONAL THIRD PARTY ROYALTY FEES

                  GAME              ADDITIONAL ROYALTY FEE
                  ----              ----------------------
BETTY BOOP

        .      ALL AMERICAN GIRL            $TBD

        .      BETTY'S BIG HIT              $TBD

        .      BORN TO BOOP                 $TBD

        .      DOUBLE JACKPOT               $TBD

        .      RESPIN ROUND UP              $TBD

        .      ROARING 20'S                 $TBD

        .      SWING TIME BETTY             $TBD

BLONDIE
        .      BIG DOUGH                    $995

        .      BIG SPENDER                  $995

        .      MEAL TICKET                  $995

CASH ENCOUNTERS                             $500

PLATYPUS                                    $500

HOT HOT HOT                                 $500






MULTIMEDIA GAMES, INC.                      BALLY GAMING, INC.

Initials ________________________           Initials ____________________

Date ____________________________           Date ________________________

                                    EXHIBIT D

                                STANDARD WARRANTY
                                -----------------

For a period of ninety (90) days following installation or for any additional warranty period purchased by Licensee under Section 4.04, Bally offers the standard warranty set forth below.

                            STANDARD LIMITED WARRANTY

         ALL BALLY products are precision built, tested and inspected prior to shipment, and have been manufactured in compliance with all applicable laws and regulations of the United States. Bally warrants and guarantees to the original customer, and any Tribal Casino assignees pursuant to Section 4.04, that all of its new gaming devices will be free from defects in material and workmanship, which materially and adversely affect the performance of the gaming device, throughout the entire warranty period. Minor deviations from any specifications or standards, which do not so affect the performance of the gaming devices, are not considered to be defects in materials or workmanship.

         The sole and exclusive remedy in the event of defect is expressly limited to the adjustment, repair or replacement of defective parts, at the sole discretion of Bally, to return the product to good working condition. All component parts not manufactured by Bally are excluded from this warranty. In no event shall Bally or any of its affiliates, subsidiaries, representatives, or agents be liable for any direct, indirect, special, incidental or consequential damages, including loss of use or revenue. This warranty is valid under all normal use and service of the gaming devices, but is void if the product is not operated and maintained in accordance with the Bally product literature and manuals.

         Some states do not allow limitations on how long an implied warranty lasts, and some states do not allow the exclusion or limitation of incidental or consequential damages, so the above limitation and exclusion may not apply. This warranty grants specific legal rights, but original customer and permitted assignees may also have other rights which vary from state to state.

         EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXCLUDED FROM THIS AGREEMENT, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR USE AND MERCHANTABILITY, AS WELL AS THOSE WHICH MAY ARISE UNDER USAGE OF TRADE, COURSE OF DEALING, OR COURSE OF PERFORMANCE. NO AFFIRMATION OF FACT INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING SUITABILITY OF USE, PERFORMANCE, PERCENTAGE OF HOLD, OR PAR VALUE OF A BALLY PRODUCT SHALL BE DEEMED TO BE A WARRANTY OR GUARANTEE FOR ANY PURPOSE.


MULTIMEDIA GAMES, INC.                      BALLY GAMING, INC.

Initials ______________________             Initials ___________________

Date __________________________             Date _______________________